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                           [LETTERHEAD AND LOGO OF TDS]



Contact:    Murray L. Swanson
            Executive Vice President - Finance
            (312) 630-1900
            e-mail: murray.swanson@teldta.com

FOR RELEASE:  IMMEDIATE

                 TDS COMPLETES ACQUISITION OF AMERICAN PAGING, INC.

MARCH 20, 1998, CHICAGO, ILLINOIS - Telephone and Data Systems, Inc. [AMEX: TDS] today announced that the merger of its wholly-owned subsidiary, API Merger Corp., with American Paging, Inc. [AMEX: APP] became effective today, completing TDS's acquisition of APP. Under the terms of the merger, all remaining APP shareholders will receive $2.50 in cash per share upon surrender of the certificates for their shares to Harris Trust and Savings Bank, as Depositary Agent appointed for that purpose. A Notice of Merger and Letter of Transmittal for surrendering shares will be mailed to all remaining holders of record of APP common shares promptly.

TDS is a Chicago-based telecommunications company with established cellular telephone, local telephone and radio paging operations and developing PCS operations. TDS strives to build value for its shareholders by providing excellent communications services in attractive, closely related segments of the telecommunications industry.

TDS Internet Home Page:  http://www.teldta.com.

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